Exhibit 2.3

EXECUTION VERSION

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of May 27, 2011, is by and between Hershey Trust Company, a Pennsylvania trust company (“Assignor”), and PWMG Bank Holding Company Trust, a Pennsylvania inter vivos trust (“Assignee”).

BACKGROUND

A. Assignor entered into that certain Stock Purchase Agreement, dated as of February 18, 2011, by and between Bryn Mawr Bank Corporation, a Pennsylvania corporation (“Buyer”), and Assignor, as amended on May 27, 2011 (the “Purchase Agreement”), pursuant to which Assignor agreed to sell to Buyer certain assets associated with Assignor’s private wealth management business through the sale of the stock of an affiliate, PWMG Bank and Trust, Inc., a newly formed Pennsylvania bank and trust company (the “Acquired Company”).

B. Assignee is the parent of the Acquired Company and has agreed to sell all of the shares of the Acquired Company to Buyer under the terms of the Purchase Agreement (the “Sale”).

C. To facilitate the Sale, Assignor has agreed to assign the Purchase Agreement to Assignee, and Assignee has agreed to assume Assignor’s obligations under the Purchase Agreement, all in accordance with Section 12.8 of the Purchase Agreement.

D. Capitalized items used herein without definition shall have the meanings in the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and covenants, agreements, representations and warranties herein made and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee, intending to be legally bound, do hereby agree as follows:

1. Assignment. Assignor hereby assigns, transfers, grants, conveys and delivers to Assignee all of Assignor’s right, title, interest, benefits and privileges under the Purchase Agreement.

2. Assumption. Assignee hereby accepts such assignment and assumes and agrees to perform and discharge all duties and obligations of Assignor under the Purchase Agreement, subject to the satisfaction of all conditions precedent under the Purchase Agreement, which assumption shall not create any obligations in addition to or separate from the obligations of the Assignor already existing under the Purchase Agreement, nor shall it expand, enlarge or diminish such existing obligations.

3. Representation and Warranty. Assignee represents and warrants to Assignor that Assignee has all necessary power and authority to execute, deliver and perform this Agreement and to carry out its obligations hereunder.

4. Governing Law. All matters relating to or arising out of this Agreement or any transaction contemplated hereby, and the rights of the parties (whether sounding in contract, tort or otherwise), will be governed by and construed and interpreted under the laws of the Commonwealth of Pennsylvania without regard to conflicts of laws principles that would require the application of any other law.

5. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, when taken together, will be deemed to constitute one and the same agreement and will be effective when counterparts have been signed by each of the parties and delivered to the other parties. A manual signature on this Agreement, an image of which shall have been delivered electronically, will constitute an original signature page for all purposes. The delivery of copies of this Agreement by electronic transmission will constitute effective delivery of this Agreement for all purposes. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

6. Successors. This Agreement will apply to, and be binding in all respects upon, and inure to the benefit of the successors and assigns of the parties.

7. Further Assurances. The parties will (a) execute and deliver to each other such other documents, and (b) do such other acts and things as a party may reasonably request for the purpose of carrying out the intent of this Agreement, the transactions contemplated hereby, and the documents to be delivered pursuant to this Agreement, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

8. Effective Time. This Agreement will be deemed effective at 4:59 p.m. (Eastern time) on May 27, 2011, for all purposes.

[Signatures on Following Page]

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

ASSIGNOR:

HERSHEY TRUST COMPANY

By:	/s/ David Lavery
	Name:	David Lavery
	Title:	Interim Chief Executive Officer

ASSIGNEE:

PWMG BANK HOLDING COMPANY TRUST

By:	/s/ Velma Redmond
	Name:	Velma Redmond
	Title:	Trustee

[Assignment and Assumption Agreement re: Stock Purchase Agreement]